Exhibit 4.5
DESCRIPTION OF SECURITIES

The following description of the capital stock of AgileThought, Inc. (the “Company,” “we,” “us,” and “our”) and certain provisions of our amended and restated certificate of incorporation (the “charter”), bylaws (the “bylaws”), and Warrant Agreement, dated as of December 10, 2019, between Continental Stock Transfer & Trust Company and LIV Capital Acquisition Corp., a Cayman Islands exempted company (the “warrant agreement”), are summaries and are qualified in their entirety by reference to the full text of the charter, bylaws, and warrant agreement, copies of which have been filed with the Securities and Exchange Commission, and applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”).

General

Our charter authorizes the issuance of 220,000,000 shares of capital stock, consisting of (x) 210,000,000 shares of Class A Common Stock, par value $0.0001 per share and (y) 10,000,000 shares of our preferred stock, par value $0.0001 per share.

As of December 31, 2021, there were 50,402,763 shares of our Class A Common Stock outstanding and no shares of preferred stock outstanding.

Class A Common Stock

Listing

Our Class A Common Stock is listed on The Nasdaq Capital Market (“Nasdaq”) under the symbol “AGIL.”

Voting Rights

Each holder of the shares of Class A Common Stock is entitled to one vote for each share of Class A Common Stock held of record by such holder on all matters properly submitted to the stockholders for their vote; provided, however, that except as otherwise required by applicable law, holders of Class A Common Stock shall not be entitled to vote on any amendment to the proposed charter that relates solely to the terms of one or more outstanding series of preferred stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to applicable law or the proposed charter (including any certificate of designation filed with respect to any one or more series of preferred stock). The holders of the shares of Class A Common Stock do not have cumulative voting rights in the election of directors. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all stockholders present in person or represented by proxy, voting together as a single class.

Dividend Rights

Subject to preferences that may be applicable to any outstanding preferred stock, the holders of shares of Class A Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by our board of directors of out of funds legally available therefor.

Rights upon Liquidation, Dissolution and Winding-Up

In the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs, the holders of the shares of Class A Common Stock are entitled to share ratably in all assets remaining after payment of our debts and other liabilities, subject to prior distribution rights of preferred stock or any class or series of stock having a preference over the shares of Class A Common Stock, then outstanding, if any.

Preemptive or Other Rights

The holders of shares of Class A Common Stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the shares of Class A Common Stock.

Preferred Stock

Our charter authorizes our board of directors to establish one or more series of preferred stock, and to fix the number of shares of any such series. Our board of directors is authorized to determine for such series the powers, including voting powers, full or limited, or no voting powers, and such the designation, preferences and relative, participating, optional or other rights, any qualifications, limitations or restrictions thereof, all as shall be stated and expressed in the resolution or resolutions providing for the designation and issue of such shares of preferred stock from time to time adopted by our board of directors providing for the issuance of such shares and as may be permitted by the DGCL. The number of authorized shares of preferred stock, or any series thereof, may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the outstanding shares of stock of the Company entitled to vote thereon, without a separate vote of the holders of the preferred stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of any certificate of designation filed with respect to any one or more series of preferred stock.

The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of us without further action by the stockholders. Additionally, the issuance of preferred stock may adversely affect the holders of the Class A Common Stock of us by restricting dividends on the shares of Class A Common Stock, diluting the voting power of the shares of Class A Common Stock or subordinating the liquidation rights of the shares of Class A Common Stock. As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of the shares of Class A Common Stock.

Warrants

As of December 31, 2021, there were 10,861,250 warrants to purchase Class A Common Stock outstanding, consisting of 8,050,000 public warrants and 2,811,250 private warrants. Each warrant entitles the registered holder to purchase one share of Class A Common Stock at a price of $11.50 per share. The warrants will expire on August 23, 2026, or earlier upon redemption or liquidation.

Our warrants are listed on Nasdaq under the symbol “AGILW.”

Public Warrants

Each whole public warrant entitles the registered holder to purchase one share of Class A Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, provided that we have an effective registration statement under the Securities Act covering the issuance of the shares of Class A Common Stock issuable upon exercise of the public warrants and a current prospectus relating to them is available and such shares are registered, qualified or exempt from registration under the securities, or blue sky laws of the state of residence of the holder (or we permit holders to exercise their public warrants on a cashless basis under the circumstances specified in the warrant agreement). A warrant holder may exercise its public warrants only for a whole number of shares of Class A Common Stock. No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round up to the nearest whole number the number of shares of Class A Common Stock to be issued to the warrant holder. The public warrants will expire on August 23, 2026, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

We will not be obligated to deliver any shares of Class A Common Stock pursuant to the exercise of a public warrant and will have no obligation to settle such public warrant exercise unless a registration statement under the Securities Act covering the issuance of the shares of Class A Common Stock issuable upon exercise is then effective and a prospectus relating thereto is current, subject to us satisfying our obligations described below with respect to registration. No public warrant will be exercisable for cash or on a cashless basis, and we will not be obligated to issue any shares to holders seeking to exercise their public warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption is available. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a public warrant, the holder of such public warrant will not be entitled to exercise such public warrant and such public warrant may have no value and expire worthless.

We have agreed to maintain the effectiveness of a registration statement covering the issuance, under the Securities Act, of shares of Class A Common Stock issuable upon exercise of the public warrants, and a current prospectus relating thereto, until the expiration of the public warrants in accordance with the provisions of the warrant agreement. Notwithstanding the foregoing, during any period when we shall have failed to maintain an effective registration statement, warrant holders may exercise warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act of 1933, as amended, or the Securities Act, provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis. On September 14, 2021, we filed a resale shelf registration statement covering the resale of all registrable securities, which was declared effective on September 27, 2021.

We may redeem the public warrants:

• in whole and not in part;

• at a price of $0.01 per public warrant;

• upon not less than thirty (30) days’ prior written notice of redemption to each public warrant holder;

• if, and only if, the reported last sales price of the shares of Class A Common Stock equals or exceeds $18.00 per share (as adjusted for share splits, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date we send the notice of redemption to the public warrant holders; and

• if, and only if, there is a current registration statement in effect with respect to the shares of Class A Common Stock underlying such warrants.

If and when the public warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.

If the foregoing conditions are satisfied and we issue a notice of redemption of the public warrants, each public warrant holder will be entitled to exercise his, her or its public warrant prior to the scheduled redemption date. However, the price of the shares of Class A Common Stock may fall below the $18.00 redemption trigger price as well as the $11.50 public warrant exercise price after the redemption notice is issued.

If we call the public warrants for redemption as described above, our management will have the option to require any holder that wishes to exercise his, her or its public warrant to do so on a “cashless basis.” If our management takes advantage of this option, all holders of public warrants would pay the exercise price by surrendering their public warrants for that number of shares of Class A Common Stock equal to the quotient obtained by dividing (x) the product of the number of Class A Common Stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” will mean the average last reported sale price of the shares of Class A Common Stock for the five (5) trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of public warrants.

Public warrant holders may elect to be subject to a restriction on the exercise of their public warrants such that an electing public warrant holder would not be able to exercise their warrants to the extent that, after giving effect to such exercise, such holder would beneficially own in excess of 9.8% of the shares of Class A Common Stock outstanding.

The exercise price and number of Class A Common Stock issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary dividend or our recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuances of Class A Common Stock at a price below their respective exercise prices.

The public warrants are issued in registered form under the warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. You should review a copy of the warrant agreement, which is filed as an exhibit to the registration statement of which this prospectus is a part, for a complete description of the terms and conditions applicable to the public warrants. The warrant agreement provides that the terms of the public warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 50% of then outstanding public warrants to make any change that adversely affects the interests of the registered holders of public warrants.

The public warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to the Company, for the number of public warrants being exercised. The warrant holders do not have the rights or privileges of holders of shares of Class A Common Stock and any voting rights until they exercise their public warrants and receive shares of Class A Common Stock. After the issuance of the shares of Class A Common Stock upon exercise of the public warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by holders of shares of Class A Common Stock.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round up to the nearest whole number the number of shares of Class A Common Stock to be issued to the warrant holder.

Private Warrants

The private warrants (including the shares of Class A Common Stock issuable upon exercise of the private warrants) will not be redeemable by us so long as they are held by LIV Capital Acquisition Sponsor, L.P. or its permitted transferees. LIV Capital Acquisition Sponsor, L.P., as well as its permitted transferees, has the option to exercise the private warrants on a cashless basis and has certain registration rights related to such private warrants. Otherwise, the private warrants have terms and provisions that are identical to those of the public warrants. If the private warrants are held by holders other than LIV Capital Acquisition Sponsor, L.P. or its permitted transferees, the private warrants will be redeemable by us and exercisable by the holders on the same basis as the public warrants.

If holders of the private warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering their public warrants for that number of shares of Class A Common Stock equal to the quotient obtained by dividing (x) the product of the number of Class A Common Stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” will mean the average last reported sale price of the shares of Class A Common Stock for the five (5) trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of public warrants.

Certain Anti-Takeover Provisions of Delaware Law, Our Charter and Our Bylaws

We are a corporation incorporated under the laws of the State of Delaware, subject to the provisions of Section 203 of the DGCL, which we refer to as “Section 203,” regulating corporate takeovers.

Section 203 prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with:

• a stockholder who owns fifteen percent or more of our outstanding voting stock (otherwise known as an “interested stockholder”);

• an affiliate of an interested stockholder; or

• an associate of an interested stockholder, for three years following the date that the stockholder became an interested stockholder.

A “business combination” includes a merger or sale of more than ten percent of our assets.

However, the above provisions of Section 203 do not apply if:

• our board of directors approves the transaction that made the stockholder an “interested stockholder,” prior to the date of the transaction;

• after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares of common stock; or

• on or subsequent to the date of the transaction, the business combination is approved by our board of directors and authorized at a meeting of our stockholders, and not by written consent, by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

Our charter, our bylaws and the DGCL contain provisions that could have the effect of rendering more difficult, delaying, or preventing an acquisition deemed undesirable by our board of directors. These provisions could also make it difficult for stockholders to take certain actions, including electing directors who are not nominated by the members of our board of directors or taking other corporate actions, including effecting changes in our management. For instance, our charter does not provide for cumulative voting in the election of directors and provides for a classified board of directors with three-year staggered terms, which could delay the ability of stockholders to change the membership of a majority of our board of directors. Our board of directors are empowered to elect a director to fill a vacancy created by the expansion of the board of directors or the resignation, death, or removal of a director in certain circumstances; and our advance notice provisions in our bylaws require that stockholders must comply with certain procedures in order to nominate candidates to our board of directors or to propose matters to be acted upon at a stockholders’ meeting.

Our authorized but unissued common stock and preferred stock will be available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Charter and Bylaws

Among other things, our charter and our bylaws:

• not provide for cumulative voting in the election of directors;

• provides for the exclusive right of the board of directors to elect a director to fill a vacancy created by the expansion of the board of directors or the resignation, death, or removal of a director by stockholders;

• permits the board of directors to determine whether to issue shares of our preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval;

• prohibits stockholder action by written consent;

• requires that a special meeting of stockholders may be called only by the chairperson of the Board, the chief executive officer or the board of directors;

• limits the liability of, and providing indemnification to, our directors and officers;

• controls the procedures for the conduct and scheduling of stockholder meetings;

• provides for a classified board, in which the members of the board of directors are divided into three classes to serve for a period of three years from the date of their respective appointment or election;

• grants the ability to remove directors with cause by the affirmative vote of 66 2⁄3% in voting power of the then outstanding shares of capital stock of the Company entitled to vote at an election of directors;

•requires the affirmative vote of at least 66 2⁄3% of the voting power of the outstanding shares of our capital stock entitled to vote generally in the election of directors, voting together as a single class, to amend the bylaws or Articles V, VI, VII and VIII of the charter; and

•provides for advance notice procedures that stockholders must comply with in order to nominate candidates to the board of directors or to propose matters to be acted upon at a stockholders’ meeting.

The combination of these provisions will make it more difficult for our existing stockholders to replace our board of directors as well as for another party to obtain control of us by replacing our board of directors. Since our board of directors has the power to retain and discharge our officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management. In addition, the authorization of undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change our control.

These provisions are intended to enhance the likelihood of continued stability in the composition of our board of directors and its policies and to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to reduce our vulnerability to hostile takeovers and to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares of Class A Common Stock and may have the effect of delaying changes in our control or management. As a consequence, these provisions may also inhibit fluctuations in the market price of our Class A Common Stock.

Our charter provides that the Court of Chancery of the State of Delaware will be the exclusive forum for actions or proceedings brought under Delaware statutory or common law: (1) any derivative claim or cause of action brought on behalf of the Company; (B) any claim or cause of action for breach of a fiduciary duty owed by any current or former director, officer or other employee of the Company, to the Company or the Company’s stockholders; (C) any claim or cause of action against the Company or any current or former director, officer or other employee of the Company, arising out of or pursuant to any provision of the DGCL, the charter or the bylaws of the Company (as each may be amended from time to time); (D) any claim or cause of action seeking to interpret, apply, enforce or determine the validity of the charter or the bylaws of the Company (as each may be amended from time to time, including any right, obligation, or remedy thereunder); (E) any claim or cause of action as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware; and (F) any claim or cause of action against the Company or any current or former director, officer or other employee of the Company, governed by the internal-affairs doctrine, in all cases to the fullest extent permitted by law and subject to the court having personal jurisdiction over the indispensable parties named as defendants. Our charter further provides that the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act or Exchange Act.

Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision of our charter will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.

Although we believe this provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, a court may determine that this provision is unenforceable, and to the extent it is enforceable, the provision may have the effect of discouraging lawsuits against our directors and officers, although our stockholders will not be deemed to have waived our compliance with federal securities laws and the rules and regulations thereunder and therefore bring a claim in another appropriate forum. Additionally, we cannot be certain that a court will decide that this provision is either applicable or enforceable, and if a court were to find the choice of forum provision contained in our charter to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, operating results and financial condition.